                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                           PHILLIPS PETROLEUM COMPANY
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

[LOGO]   PHILLIPS PETROLEUM COMPANY
         BARTLESVILLE, OKLAHOMA 74004









                                                                March 28, 1997



Dear Phillips Stockholder:

You are cordially invited to the Annual Meeting of Phillips Petroleum Company to be held in the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on Monday, May 12, 1997, commencing at 10 a.m. local time. Your attendance will provide you with an opportunity to hear management's report on the operations and meet the directors and representatives of the Company.

The Secretary's formal notice of the meeting and the Proxy Statement accompany this letter and describe the matters on which action will be taken.

In addition to the election of 13 directors, you are asked to vote on one other proposal. Proposal 1 is by the Company to approve the independent auditors designated by the Board of Directors. Our Board of Directors unanimously recommends that you vote For Proposal 1.

It is important that your views be represented at the meeting whether or not you are able to attend. Accordingly, we respectfully request that you sign, date and promptly return your proxy in the enclosed postage-paid envelope.

On behalf of the directors and employees of Phillips Petroleum Company, we express our appreciation to you, the owners of this Company, for your continued support and interest.

                                        Sincerely,


                                    /s/ W. W. Allen

                                        W. W. Allen
                                        Chairman and Chief Executive Officer


                          NOTICE OF 1997 ANNUAL MEETING
                                  MAY 12, 1997
                               and PROXY STATEMENT

                      (This page left blank intentionally.)

PHILLIPS PETROLEUM COMPANY
BARTLESVILLE, OKLAHOMA 74004




NOTICE OF ANNUAL MEETING to be held May 12, 1997







To the Stockholders:

The Annual Meeting of Stockholders will be held at the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on Monday, May 12, 1997, at 10 a.m. local time, for the purposes of considering and voting on the following matters as described in the attached Proxy Statement:


     Election of 13 directors (pages 5 through 7);

     Proposal of the Company:
     -----------------------
          Proposal 1. To approve the designation of Ernst & Young LLP as independent auditors for 1997 (page 19); and

     Any other matters that may properly come before the meeting (page 19).


Only stockholders of record at the close of business March 14, 1997, will be entitled to vote at this meeting.

A copy of the Company's Annual Report containing financial data and a summary of operations for 1996 is being mailed to the Company's stockholders in advance of or with this Proxy Statement.

                                           By Order of the Board of Directors,



                                       /s/ Dale J. Billam

                                           Dale J. Billam
                                           Secretary



Dated March 28, 1997

--------------------------------------------------------------------------------

IMPORTANT:

Please sign, date and promptly mail the enclosed proxy in the accompanying postage-paid envelope. If you wish to vote in accordance with the Company's recommendations, it is not necessary to specify your choice but your proxy must be signed and returned. In any event, your prompt response is requested and your cooperation will be appreciated.

--------------------------------------------------------------------------------

PHILLIPS PETROLEUM COMPANY
BARTLESVILLE, OKLAHOMA 74004

March 28, 1997


                                 PROXY STATEMENT

                                  SOLICITATION

Your proxy is solicited by the Board of Directors and all costs of solicitation will be borne by the Company. Your proxy will be voted as you direct and may be revoked by you at any time before it is voted by filing with the Secretary an instrument revoking it, by executing a later-dated proxy or by voting in person by ballot at the meeting. This Proxy Statement and Proxy Card are first being mailed on or about March 28, 1997, to stockholders of record as of March 14, 1997.

Georgeson & Co. Inc. has been engaged by the Company to solicit proxies for this Annual Meeting from brokers, banks and other institutional holders, and individual holders of record. The fee for this service, payable one-half at the commencement of solicitation and the balance at its completion, is $16,000, plus the reimbursement of certain out-of-pocket costs. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile or personal contact.


                               CONFIDENTIAL VOTING

It is the policy of the Company that all proxies, ballots, and voting tabulations that identify stockholders be kept confidential, except where disclosure may be required by applicable law, where stockholders write comments on their proxy cards, and where disclosure is expressly requested by a stockholder, and in limited circumstances such as a proxy contest or other solicitation of proxies based on an opposition proxy statement or any matter requiring for stockholder approval the vote of more than a majority of the shares present at any meeting. The Company has engaged ChaseMellon Shareholder Services, L.L.C. as tabulators of all proxies and ballots, and has appointed two persons who are employees of ChaseMellon Shareholder Services to be Inspectors of Election.


                     VOTING SECURITIES AND PRINCIPAL HOLDERS

The Company's only class of voting securities is its $1.25 par value common stock. For voting purposes, there were 292,815,408 shares outstanding at the close of business February 28, 1997. The record date for stockholders entitled to vote at this meeting is March 14, 1997. Each share is entitled to one vote.

Included in shares outstanding are 29,200,000 shares held by the Compensation and Benefits Trust ("CBT") formed in December 1995. The CBT is designed to acquire, hold and distribute shares of the Company's common stock to fund certain future compensation and benefit obligations of the Company. The CBT does not increase or alter the amount of benefits or compensation which will be paid under existing plans, but offers the Company enhanced financial flexibility in providing the funding requirements of those plans. Shares held by the CBT do not affect earnings per share or total stockholders' equity until after they are transferred out of the CBT. All shares are required to be transferred out of the CBT by January 1, 2021.

The number of shares of the Company's common stock beneficially owned as of February 28, 1997, by any person or group known to own five percent or more, and by each of the directors and nominees, and by all directors and officers of the Company as a group, is shown in the tables "Security Ownership of Certain Beneficial Owners," and "Security Ownership of Management," respectively, on pages 7 through 9 after the information on nominees for directors.


                   VOTE REQUIRED FOR ELECTION OF DIRECTORS AND
                  ADOPTION OF COMPANY AND STOCKHOLDER PROPOSALS

Under the Company's Bylaws, the holders of a majority of the issued and outstanding shares of the common stock, present in person or represented by proxy at the Annual Meeting, will constitute the quorum for all purposes unless otherwise provided by law. Where a quorum is present, the affirmative vote of a majority of the stock represented at the meeting is required for the election of the directors, and the adoption of Proposal 1. For purposes of determining whether the directors have been elected or a proposal has received a majority vote, abstentions are the equivalent of a negative vote.

Information included in this Proxy Statement is as of the date of preparation, approximately February 28, 1997, unless otherwise stated.

                       NOMINEES FOR ELECTION AS DIRECTORS

The number of directors to be elected is 13. The designated proxy holders of the Company intend, unless otherwise instructed, to vote all proxies for the election of the following 13 nominees, to hold office for the ensuing year or until their successors are elected. The term of each present director will expire concurrently with the election of directors at the 1997 Annual Meeting. If any nominee is unable or unwilling to serve, the Company, through the designated proxy holders, reserves discretionary authority to vote for a substitute. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected. The following provides information about each nominee as of February 28, 1997, including data on the nominees' business backgrounds for the past five years, and the names of public companies and other selected entities for which they also serve as directors.

[photo] W. W. Allen, 60, is Chairman of the Board of Directors and Chief Executive Officer of the Company, a position he assumed in May 1994. He previously was President and Chief Operating Officer, beginning in December 1991; Senior Vice President responsible for worldwide exploration and production beginning in July 1989; and Vice President of International Exploration and Production beginning January 1988. He is a director of the Bank of Oklahoma, N.A.
            Mr. Allen became a director in December 1989.


[photo] Norman R. Augustine, 61, is Chairman of the Board of Directors and Chief Executive Officer of Lockheed Martin Corporation, positions he assumed in January 1997 and January 1996, respectively. He previously served as Chairman of the Board of Directors and Chief Executive Officer of Martin Marietta Corporation from April 1988 until March 1995. He is a director of The Procter & Gamble Company. Mr. Augustine became a director in January 1989.


[photo] George B. Beitzel, 68, is a director of various corporations. He previously served as Senior Vice President and Director of International Business Machines Corporation, from July 1955 to March 1987. He is a director of Bankers Trust New York Corporation and its subsidiary, Bankers Trust Company; Bitstream Inc.; Caliber Systems, Inc., formerly Roadway Services, Inc.; Computer Task Group, Inc.; Phillips Gas Company, a subsidiary of the Company with a series of preferred stock registered under the Securities Exchange Act of 1934 and listed on the New York Stock Exchange; Rohm and Haas Company; TIG Holdings; and Xillix Technologies Corp. Mr. Beitzel became a director in July 1980.


[photo] David L. Boren, 55, is President of the University of Oklahoma, a position he assumed in November 1994. He previously served as a United States Senator from the State of Oklahoma from November 1979 until November 1994 and is a former Governor of Oklahoma. He is a director of AMR Corporation; Texas Instruments Corporation; and Torchmark Corporation. Mr. Boren became a director in December 1994.


[photo] C. L. Bowerman, 57, is an Executive Vice President responsible for planning and corporate relations and services, a position he assumed in January 1995. He previously was Executive Vice President responsible for corporate strategic planning, corporate information technology and research and development, beginning in April 1992; Executive Vice President responsible for corporate engineering, corporate strategic planning and research and development beginning December 1991; and Senior Vice President responsible for refining, marketing, supply and transportation beginning in October 1988.
            Mr. Bowerman became a director in December 1989.

[photo] Robert E. Chappell, Jr., 60, is self employed as an investment and management consultant. He previously was the Senior Executive Vice President and Chief Investment Officer of Metropolitan Life Insurance Company, a position he held from October 1989 through December 1992. He previously served Metropolitan Life Insurance Company as Executive Vice President from October 1986 to October 1989. Mr. Chappell became a director in December 1990.


[photo] Lawrence S. Eagleburger, 66, is Senior Foreign Policy Advisor for Baker, Donelson, Bearman & Caldwell, a Washington, D.C. law firm, a position he assumed in January 1993. He previously served as Secretary of State from December 1992 through January 1993, Acting Secretary of State from August 1992 to December 1992, and Deputy Secretary of State from February 1989 to August 1992. He is a director of COMSAT Corporation; Corning Incorporated; Dresser Industries, Inc.; Jefferson Bankshares, Inc.; Stimsonite Corporation; and Universal Corporation. Mr. Eagleburger became a director in February 1993.


[photo] James B. Edwards, 69, is President of the Medical University of South Carolina, a position he has held since November 1982. He is a former U.S. Secretary of Energy and Governor of South Carolina. He is a director of GS Industries, Inc.; Imo Industries Inc.; National Data Corporation; SCANA Corporation; and WMX Technologies, Inc.
            Mr. Edwards became a director in January 1983.


[photo] Larry D. Horner, 62, is Chairman of Pacific USA Holdings Corporation, a position he assumed in August 1994. He previously was a Managing Director of Arnhold and S. Bleichroeder, Inc., from April 1991 through July 1994. He previously was a partner in KPMG Peat Marwick, and is a former Chairman and Chief Executive of that firm from October 1984 to December 1990. He is a director of American General Corporation; Atlantis Plastics, Inc.; Biological & Popular Culture, Inc.; Laidlaw Holdings, Inc.; and Asia Pacific Wire & Cable Corp., Ltd. Mr. Horner became a director in May 1991.


[photo] J. J. Mulva, 50, is President and Chief Operating Officer of the Company, a position he assumed in May 1994. Previously he was an Executive Vice President of the Company and its Chief Financial Officer from January 1994 through April 1994; Senior Vice President and Chief Financial Officer beginning in May 1993; Vice President and Chief Financial Officer beginning in March 1993; Vice President, Treasurer and Chief Financial Officer beginning in March 1990; and Vice President and Treasurer beginning in September 1988. He is Chairman of the Board of Directors of Phillips Gas Company.
            Mr. Mulva became a director in January 1994.


[photo] Randall L. Tobias, 54, is Chairman of the Board of Directors and Chief Executive Officer of Eli Lilly and Company, a position he assumed in June 1993. He previously was Vice Chairman of the Board of Directors of AT&T from September 1986 to June 1993. He is a director of Kimberly-Clark Corporation and Knight-Ridder, Inc.
            Mr. Tobias became a director in July 1992.

[photo] Victoria J. Tschinkel, 49, is a Senior Consultant to Landers & Parsons, a Tallahassee, Florida, law firm, a position she assumed in 1987. She previously served as Secretary of the Florida Department of Environmental Regulation from 1981 to 1987. Mrs. Tschinkel became a director in July 1993.


[photo] Kathryn C. Turner, 49, is Chairperson and Chief Executive Officer of Standard Technology, Inc., an engineering and manufacturing firm she founded in 1985. She is a director of Carpenter Technology Corporation. Ms. Turner became a director in January 1995.


               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS (1)

                                  Name and Address of                  Amount and Nature of                   Percent of
Title of Class                      Beneficial Owner                   Beneficial Ownership                      Class
--------------                    --------------------              --------------------------                ----------
                                                                     Direct           Indirect
                                                                     ------           --------

Common                Vanguard Fiduciary Trust Company            48,665,050 (2)          --                     16.62%
                      P. O. Box 2900
                      Valley Forge, Pennsylvania 19482

(1) The Capital Group Companies, Inc. ("CGC") and Capital Research and Management Company ("CRMC"), have reported to the Company that collectively they exercise as of December 31, 1996, sole dispositive power with respect to 14,495,530 shares. CGC exercises sole voting power and sole dispositive power with respect to 530 shares. According to the Schedule 13G filed by CGC and CRMC with the Securities and Exchange Commission, such shares equal 5.50 percent of the Company's outstanding shares. However, when shares held by the Company's Compensation and Benefits Trust ("CBT") are included, shares held by CGC equal only 4.94 percent of the Company's outstanding shares. CGC is the parent holding company of a group of six investment managment companies, including CRMC, which holds shares for various of its institutional investor clients. CGC has advised that the shares are held solely for investment purposes and not for the purpose or effect of changing or influencing control. CGC and CRMC have specifically disclaimed any beneficial ownership of these shares.
(2) As of February 28, 1997, Vanguard as Trustee held 48,665,050 shares under the Company's Thrift Plan, Long-Term Stock Savings Plan ("LTSSP"), and Retirement Savings Plan (together the "Plans") with shared voting power. Vanguard and the Plans have disclaimed beneficial ownership of the shares held by Vanguard as Trustee of the Plans. Vanguard votes shares held by the Plans which represent the allocated interests of participants in the manner directed by individual participants. Employee participants in the Thrift Plan and LTSSP are appointed by the Company as fiduciaries entitled to direct the Trustee as to how to vote allocated shares which are not directed in these plans and unallocated shares held by the LTSSP. Such shares are allocated pro rata among employee participants accepting their fiduciary appointment and are voted by the Trustee as directed by the employee fiduciaries. The Trustee votes non-directed shares of the Retirement Savings Plan at its discretion. The Trustee will vote other shares held by the Plans at its discretion only if required to do so by the Employee Retirement Income Security Act of 1974 ("ERISA").

    Vanguard is also the Trustee and record holder of the 29,200,000 shares in the CBT, without any voting power. Vanguard has disclaimed beneficial ownership of such shares. As Trustee of the CBT, Vanguard will vote shares in the CBT only in accordance with the pro rata directions of eligible domestic employees and the trustees of certain international Company stock plans. Trust agreements for the Plans and CBT each provide that all voting directions of individual employees received by the Trustee will be held in confidence and not be disclosed to any person, including the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           Phillips Petroleum Company
                                   Securities
                               ------------------

                                                                       Amount and Nature of
                                                                       Beneficial Ownership
                                                                       --------------------
Title of Class          Name of Beneficial Owner                 Direct (1)          Indirect         Percent of Class
--------------          ------------------------                 ----------          --------         ----------------

                     Directors and Nominees (2)
                     --------------------------
Common               W. W. Allen                                  309,716                --              less than 1%
Common               Norman R. Augustine                            9,200                --              less than 1%
Common               George B. Beitzel                             69,922                --              less than 1%
Common               David L. Boren                                 3,100                --              less than 1%
Common               C. L. Bowerman                               182,629               654              less than 1%
Common               Robert E. Chappell, Jr.                        7,500                --              less than 1%
Common               Lawrence S. Eagleburger                        5,293                --              less than 1%
Common               James B. Edwards                              12,837                --              less than 1%
Common               Larry D. Horner                                6,500                --              less than 1%
Common               J. J. Mulva                                  227,893                --              less than 1%
Common               Randall L. Tobias                              7,000                --              less than 1%
Common               Victoria J. Tschinkel                          5,272                --              less than 1%
Common               Kathryn C. Turner                              3,100                --              less than 1%

                     Executive Officers
                     ------------------
Common               K. Am                                         65,708                --              less than 1%
Common               R. G. Ceconi                                  90,936                --              less than 1%
Common               K. L. Hedrick                                 91,636                --              less than 1%
Common               J. L. Howe                                   125,322                --              less than 1%
Common               J. C. Mihm                                   147,747               656              less than 1%
Common               T. C. Morris                                  99,495                --              less than 1%
Common               M. J. Panatier                                60,910                --              less than 1%
Common               B. J. Price                                   62,614                --              less than 1%
Common               J. B. Whitworth                              158,423                --              less than 1%
                                                                ---------             -----              ------------

All directors, nominees and executive officers
as a group (22 in group)                                        1,752,753             1,310               less than 1%

(1) Direct ownership includes shares which may be acquired under options within 60 days of the record date.
(2) The shares stated as being beneficially owned by each nominee do not include shares beneficially owned by the other companies on whose boards of directors the nominees, directors or officers serve. (The list of nominees for directors on pages 5 through 7 contains the names of the other companies for which the nominees serve as directors.) Each nominee disclaims beneficial ownership of all such shares.

                        SECURITY OWNERSHIP OF MANAGEMENT
                              Phillips Gas Company
                                 Securities (1)
                                 --------------

                                                                     Amount and Nature of
                                                                     Beneficial Ownership
                                                                     --------------------
   Title of Class              Name of Beneficial Owner              Direct          Indirect         Percent of Class
   --------------              ------------------------              ------          --------         ----------------
                              Directors and Nominees
                              ----------------------
Series A Preferred            W. W. Allen                                 --            500 (2)          less than 1%
Series A Preferred            George B. Beitzel                        1,000             --              less than 1%
Series A Preferred            J. J. Mulva                                475          1,070 (2)          less than 1%

                              Executive Officers
                              ------------------
Series A Preferred            R. G. Ceconi                                --          1,000 (2)          less than 1%
Series A Preferred            J. C. Mihm                                  --             19 (2)          less than 1%
Series A Preferred            M. J. Panatier                           2,900             --              less than 1%
Series A Preferred            B. J. Price                                500             --              less than 1%
Series A Preferred            J. B. Whitworth                             --            300 (2)          less than 1%
                                                                       -----          -----              ------------
All directors, nominees and executive officers
as a group (8 in group)                                                4,875          2,889              less than 1%

(1) Table shows only those directors, nominees and executive officers who own shares.
(2) Messrs. Allen, Ceconi, Mihm, Mulva and Whitworth have disclaimed beneficial ownership of all such shares.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

To the Company's knowledge, no person or entity who was a director, officer or beneficial owner of more than 10 percent of the Company's common stock failed to file, on a timely basis during 1996, reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

Members of the Compensation Committee are Norman R. Augustine, George B. Beitzel, Larry D. Horner, Randall L. Tobias and Victoria J. Tschinkel. The Company had no interlocking relationship during the last fiscal year.


                               GENERAL INFORMATION
                       RELATING TO THE BOARD OF DIRECTORS

The Board of Directors

The business and affairs of the Company are managed under the direction of the Board of Directors. To assist it in carrying out its duties, the Board has delegated certain authority to five Committees. In calendar year 1996, the Board of Directors held eight meetings and the Directors attended an average of 95 percent of all Board and Committee meetings, except for Lawrence S. Eagleburger who attended 71 percent of such meetings. Mr. Eagleburger had back surgery in the Fall and was unable to travel in the latter part of 1996. He participated in seven of eight Board meetings either in person or by telephone. He was unable to participate in certain of the Public Policy Committee meetings. It is anticipated that he will be able to resume full participation in Board and Committee meetings, including travel, in 1997.


Charitable Giving Program

As part of the Company's overall program to support communities and recognize the importance of charitable giving, The Phillips Petroleum Company Charitable Giving Program was established in December 1996. The program is funded by life insurance policies on directors. Upon the death of an individual director, the Company will donate the $1,000,000 proceeds from such life insurance to one or more qualifying charitable organizations recommended by the individual director, which will be paid in $100,000 installments over a ten-year period. Individual directors derive no financial benefit from this program, since all charitable deductions for Federal and State income taxes accrue solely to the Company. During 1996, the Company paid no premiums for these policies. The Company will pay premiums in 1997.


Committees of the Board

The Audit Committee, the Compensation Committee, the Committee on Directors' Affairs, the Executive Committee and the Public Policy Committee are the standing committees of the Board of Directors. Membership is as follows:

               Compen-        Directors'                    Public
Audit          sation         Affairs       Executive       Policy
--------------------------------------------------------------------------------
Chappell*      Horner*        Beitzel*      Allen*          Eagleburger*
Boren          Augustine      Augustine     Beitzel         Boren
Horner         Beitzel        Edwards       Chappell        Edwards
Tobias         Tobias                       Eagleburger     Tschinkel
Turner         Tschinkel                    Horner          Turner
                                            Mulva
--------------------------------------------------------------------------------
* Chairman

The Audit Committee recommends to the Board the independent auditors to be engaged by the Company, reviews the scope of their engagement, including the remuneration to be paid, and reviews on a continuing basis the independence of the auditors. The Committee reviews with the independent auditors, the Controller, the General Auditor, the General Counsel, the Chief Financial Officer and other appropriate Company personnel: (1) the Company's general policies and procedures with respect to audits and accounting and financial controls; (2) the general accounting and reporting principles and practices applied in preparing the Company's financial statements and conducting financial audits; (3) the interim and year-end financial statements and any certification, report or opinion which the independent auditors propose to render in connection with such statements; (4) the extent to which the Company has implemented changes suggested by the internal audit staff, the independent auditors or the Committee; and (5) the adequacy of the Company's accounting practices and internal control structure. The Committee may direct the General Counsel, the independent auditors and the internal audit staff to inquire into and report to it on any matter having to do with the Company's business affairs. The Committee also monitors compliance with the Company's Code of Business Ethics, Conduct and Responsibility and oversees the activities of the Corporate Compliance and Ethics Committee. The Audit Committee held five meetings in 1996.

The Compensation Committee recommends for Board approval the salaries for the Chairman of the Board of Directors and Chief Executive Officer and the President, and approves salaries for all Executive Officers and for all employees who earn $250,000 or above. The Committee makes recommendations to the Board with respect to proposals for the application of new benefits, incentive plans or programs to officers who are also directors and the application of amendments to existing plans or programs which would significantly increase such officers' compensation. The Committee approves awards under the Annual Incentive Compensation Plan and the Omnibus Securities Plan. The Compensation Committee held six meetings in 1996.

The Committee on Directors' Affairs, formerly known as the Nominating Committee, recommends to the Board qualified candidates for election as directors and nominates candidates to the Board committees. The Committee welcomes suggestions from stockholders about qualified candidates. A stockholder wishing to submit a recommendation to the Committee may do so by writing Dale J. Billam, Secretary, Phillips Petroleum Company, Bartlesville, Oklahoma 74004. The Committee on Directors' Affairs held one meeting in 1996.

The Executive Committee, when the Board is not in session, may exercise all power and authority of the Board in the management and business of the Company, subject to the limitations imposed by the Bylaws. The Committee has the authority to review and approve proposed corporate action when the Board is not in session and may advise the Board of any recommendations of the Committee regarding any proposed corporate action presented to the Board. The Executive Committee held four meetings in 1996.

The Public Policy Committee advises management and the Board of Directors (i) in response to current and emerging public policy issues, and (ii) in the development and review of policies and budgets in respect of contributions, including, but not limited to, contributions to organizations whose primary purpose is charitable, civic, cultural or educational. In order to carry out these duties, the Committee (a) identifies, evaluates and monitors the social, political, environmental, occupational, safety and health trends, issues and concerns, domestic and foreign, which affect or could affect the Company's business activities and performance; (b) reviews information from management and approves recommendations to assist in the formulation and adoption of policies, programs and practices concerning the matters set forth in (a) above, including, but not limited to ecological and environmental protection, employee safety, ethical business conduct, consumer affairs, alcohol and drug abuse, equal opportunity matters and government relations; and (c) monitors and evaluates on an on-going basis the Company's compliance with such policies, programs and practices. The Committee also has the authority to authorize the use of Company funds for political contributions on behalf of the Company, if and to the extent permitted by law. The Public Policy Committee held five meetings in 1996.


                     COMPENSATION OF DIRECTORS AND NOMINEES

The annual Board retainer fee for non-employee directors consists of $11,000 plus 1,000 shares of Phillips common stock. Board members receive $1,000 for each Board meeting attended. Committee retainer fees are $2,500 for Board committee chairmen and $2,250 for committee members. Committee meeting fees consist of $750 for the Board committee chairmen and $500 for the committee members for each committee meeting attended. These directors may elect to defer all or a part of their cash compensation. The future payment of this deferred compensation has been pre-funded in a special trust designated for this purpose.

These directors also participate in the Non-Employee Director Retirement Plan. This plan provides a post-Board service benefit paid monthly which is equal to one-twelfth of the annual cash retainer fee paid for Board service (currently $11,000) plus one-twelfth of the fair market value of the 1,000 shares of Phillips common stock paid as the retainer for Board service. The benefit is based on the number of years that the director was a member of the Board of Directors. The fair market value is determined by calculating the higher of the average of the fair market values for the twelve months preceding the director's retirement or the average of the high three years fair market values of the last ten years. The fair market value is calculated using a formula which includes daily and monthly calculations. If a director who has retired from Board service should die prior to completion of the payment period, the director's surviving spouse will receive the remainder of the payments due under the plan. If the surviving spouse dies during the payment period, payments shall cease.

In lieu of monthly payments, subject to certain limitations, the director may elect to receive or defer a form of payment which is of equivalent value. Plan payments have been pre-funded by the Company in a special trust designated for this purpose. Prior to retirement from Board service, the Company provides each director with life insurance, the amount of coverage which is based on length of Board service, begins at $200,000 and increases to a maximum of $300,000.


                             EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth compensation information for services performed in 1996, 1995 and 1994 for those persons who were at December 31, 1996, the Chief Executive Officer and the four most highly compensated officers.

                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term Compensation
                                                                          -------------------------------------
                                        Annual Compensation                        Awards               Payouts
                              ---------------------------------------     ------------------------      -------
                                                                          Restricted    Securities     Long-Term       All Other
                                                         Other Annual        Stock      Underlying     Incentive        Compen-
Name and                                                 Compensation    Award(s) (1)  Options/SARs     Payout         sation (2)
Principal Position    Year    Salary ($)     Bonus($)         ($)             ($)           (#)           ($)             ($)
-----------------------------------------------------------------------------------------------------------------------------------

W. W. Allen           1996     850,000     1,105,000           0               0         237,359        579,469 (3)       8,053
Chairman of the       1995     824,000       414,375           0               0         185,941        343,298 (4)       7,289
Board & CEO           1994     681,333       899,766           0               0          59,706        484,102 (5)       4,770

J. J. Mulva           1996     594,667       731,340           0               0          65,105        322,656 (3)       8,053
President &           1995     481,333       221,250           0               0          44,484        184,688 (4)       7,289
COO                   1994     415,750       511,710           0               0          34,300        218,925 (5)       4,770

C. L. Bowerman        1996     445,250       379,842           0               0          36,592        263,025 (3)       8,053
Executive Vice        1995     343,000       172,495           0               0          26,728        183,906 (4)       7,289
President             1994     337,000       260,354           0               0          27,069        259,965 (5)       4,770

T. C. Morris          1996     356,000       243,493           0               0          24,240        131,600 (3)       8,052
Sr. Vice President    1995     280,000       109,122           0               0          16,921         76,602 (4)       7,285
& CFO                 1994     258,500       140,980           0               0          14,393         83,261 (5)       4,770

J. B. Whitworth       1996     336,750       232,984           0               0          25,760        184,100 (3)       8,053
Sr. Vice President    1995     303,000       129,857           0               0          18,311        115,090 (4)       7,289
and General Counsel   1994     297,750       159,757           0               0          18,548        163,151 (5)       4,770

(1) The Company has not made any outright grants of restricted stock to any executive during any of the periods covered by the table. The Company settled awards under its 1985 and 1987 annual incentive plans and under all long-term incentive plans since 1986 by distributing to award recipients shares of restricted stock which are not transferrable prior to death, disability or retirement, unless restrictions are earlier lapsed by the Compensation Committee of the Board of Directors (the "Committee"). The aggregate number of such restricted shares held at December 31, 1996, and the market value of such shares on that date (calculated according to SEC regulation without regard to the restrictions and the resulting inability of the named executives to realize such values at such times) were: Mr. Allen, 0 shares, $0; Mr. Bowerman, 40,171 shares, $1,802,674; Mr. Morris, 23,964 shares, $1,075,385; Mr. Mulva, 39,775 shares, $1,784,903; Mr. Whitworth,
    25,957 shares, $1,164,820.
(2) Includes Company contributions to the Thrift Plan for the benefit of participants and the value of the shares allocated to Long-Term Stock Savings Plan participants as of the respective valuation dates.
(3) No decision has been made on awards for performance under the Long-Term Incentive Plan Performance Period from 1994-1996.
(4) Value of the restricted or unrestricted stock on the date of the award for performance under the Long-Term Incentive Plan Performance Period from 1993-1995.
(5) Value of the restricted stock on the date of the award for performance under the Strategic Incentive Plan Performance Period from 1991-1994.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

Stock options granted during 1996 to the Chief Executive Officer and the four most highly compensated officers of the Company are reflected in the following Option/SAR Grants in Last Fiscal Year table.

                                                                                          Potential Realizable Value at
                                                                                          Assumed Annual Rates of Stock
                                Individual Grants                                      Price Appreciation for Option Term (1)
------------------------------------------------------------------------------------------------------------------------------------
                       Number of     Percent of Total
                      Securities       Options/SARS
                      Underlying        Granted to       Exercise or
                     Options/SARs      Employees in      Base Price      Expiration
Name                  Granted (#)       Fiscal Year        ($/Sh)          Date         0% ($)        5% ($)          10% ($)
------------------------------------------------------------------------------------------------------------------------------------

W. W. Allen              112,359            8.44%           34.75          01/08/06         0        2,455,044        6,222,441
                         125,000            9.38%           38.69          04/08/06         0        3,041,250        7,707,500

J.J. Mulva                63,450            4.76%           34.75          01/08/06         0        1,386,383        3,513,861
                           1,655            0.12%           42.44          10/14/06         0           44,172          111,944

C. L. Bowerman            36,470            2.74%           34.75          01/08/06         0          796,870        2,019,709
                             482            0.04%           42.44          10/14/06         0           12,865           32,602

T. C. Morris              23,463            1.76%           34.75          01/08/06         0          512,667        1,299,381
                             777            0.06%           42.44          10/14/06         0           20,738           52,556

J. B. Whitworth           25,760            1.99%           34.75          01/08/06         0          562,856        1,426,589

------------------------------------------------------------------------------------------------------------------------------------

Total Stockholders (2)     N/A              N/A              N/A              N/A           0    5,727,606,050   14,516,925,540

(1) "Potential realizable value" is disclosed in response to SEC rules which require such disclosure for illustration only. The values disclosed are not intended to be, and should not be interpreted by stockholders as representations or projections of future value of the Company's stock or of the stock price.

(2) To lend perspective to the illustrative "potential realizable value," if the Company's stock price increased 5 percent or 10 percent per year for 10 years from January 1, 1996, (disregarding dividends and assuming for purpose of the calculation a constant number of shares outstanding), the total increase in the value of all shares outstanding at January 1, 1996, is shown above as "potential realizable value" for Total Stockholders.


                          TEN-YEAR OPTION/SAR REPRICING

There have been no options or stock appreciation right repricings during the last 10 years for the Chief Executive Officer or for any of the four most highly compensated officers of the Company as reflected in the following Ten-Year Option/SAR Repricing table.

                              Number of Securities     Market Price           Exercise                       Length of Original
                                   Underlying           Of Stock at             Price                           Option Term
                                  Options/SARs            Time of            At Time of              New      Remaining at Date
                                   Repriced or         Repricing or         Repricing or          Exercise     Of Repricing or
Name                   Date        Amended (#)         Amendment ($)        Amendment ($)         Price ($)       Amendment
------------------------------------------------------------------------------------------------------------------------------------
W. W. Allen             --              0                   --                   --                  --              --
J. J. Mulva             --              0                   --                   --                  --              --
C. L. Bowerman          --              0                   --                   --                  --              --
T. C. Morris            --              0                   --                   --                  --              --
J. B. Whitworth         --              0                   --                   --                  --              --

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUE

The following table shows the number of shares acquired and the net value realized from exercising stock options during 1996 and the number and value of exercisable and unexercisable stock options granted under the 1986 Stock Plan, the 1990 Stock Plan and the Omnibus Securities Plan at fiscal year-end 1996 for the Chief Executive Officer and the four most highly compensated executive officers of the Company.

                                                                          Number of Securities            Value of Unexercised
                                                                         Underlying Unexercised               In-the-Money
                                                                             Options/SARs at                 Options/SARs at
                                                                             Fiscal Year-End             Fiscal Year-End ($) (2)

                  Number of Shares Acquired           Net Value               Exercisable/                    Exercisable/
Name                     on Exercise              Realized ($) (1)            Unexercisable                   Unexercisable
------------------------------------------------------------------------------------------------------------------------------------

                                                                                  95,529                          1,371,559
W. W. Allen                68,348                     1,037,172                  420,208                          4,221,302
                                                                                  96,112                          2,004,626
J. J. Mulva                10,346                       286,740                  121,995                          1,456,745
                                                                                  66,319                          1,230,056
C. L. Bowerman             11,522                       174,751                   78,400                            992,558
                                                                                  20,418                            287,471
T. C. Morris               23,430                       405,547                   49,745                            603,323
                                                                                  59,290                          1,159,522
J. B. Whitworth            12,002                       316,567                   53,941                            682,771

(1) Net value realized is the market price on the date of exercise less the option price times the number of shares exercised under the option.

(2) Based on $44.875, the fair market value of the Company's common stock on December 31, 1996.


               LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

The following table shows Long-Term Incentive Plan awards established under the Omnibus Securities Plan during 1996 for the Chief Executive Officer and the four most highly compensated executive officers of the Company.


                                                                Estimated Future Payouts Under Non-Stock Price Based Plans
                                                                ----------------------------------------------------------
                                           Performance or
                                            Other Period                              Number of Shares (1)
                         Number of        Until Maturation
Name                    Shares (#)            Or Payout        Threshold (#) (2)           Target (#)              Maximum (#)
-----------------------------------------------------------------------------------------------------------------------------------
W. W. Allen              17,248               12/31/98              8,624                  17,248                   34,496
J. J. Mulva               9,740               12/31/98              4,870                   9,740                   19,480
C. L. Bowerman            5,598               12/31/98              2,799                   5,598                   11,196
T. C. Morris              3,601               12/31/98              1,800                   3,601                    7,202
J. B. Whitworth           3,954               12/31/98              1,977                   3,954                    7,908

(1) At the end of the three-year performance period, from January 1, 1996, through December 31, 1998, the Compensation Committee will evaluate the Company's performance to determine the extent to which target awards have been earned. The Company's performance will be measured by total stockholder return, compared with the total stockholder return of the peer group of eight integrated oil companies used in the Performance Graph.

(2) The Company's total stockholder return must be above the bottom quartile when compared with the peer group (threshold performance) before any award can be approved. If the threshold performance is achieved, the Committee expects to approve awards at the threshold level which is 50 percent of the target number of shares established for the performance period. The actual awards earned can range from 0 percent to 200 percent of the target awards.

                          COMPENSATION COMMITTEE REPORT
                                 TO STOCKHOLDERS
                            ON EXECUTIVE COMPENSATION

The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of the directors named below, all of whom are independent outside directors and who qualify as disinterested persons for purposes of Rule 16b-3 adopted under the Securities Exchange Act of 1934.

The executive compensation programs are designed to motivate all executives to work as a team to maximize long-term stockholder value and achieve industry safety leadership.

Executive compensation decisions made by the Committee are based on a combination of quantitative and qualitative measures. During 1996, quantitative measures employed by the Committee to evaluate Corporate performance included the following: relative total return to stockholders; the generation of cash flow adjusted for working capital changes and other changes in long-term accounts from the Company's operating activities and improving safety performance through reduction of recordable injuries. Quantitative measures employed by the Committee to evaluate business unit and staff performance include: controlling expenses; the generation of funds from the business unit's operating activities; improving safety performance through reduction of recordable injuries and major vehicle accidents along with the implementation of a process to achieve safety excellence. In addition, staff units are measured by the relative success of their internal customers.

The Committee also uses qualitative measures of performance such as; the application of experience, accomplishments in developing and implementing strategic plans, contribution to growth of business lines, leadership in the industry and community and social responsibility.

The Committee recognizes that the Company's businesses are extremely capital intensive, requiring large investments, in most cases over a number of years, before tangible financial returns are achieved. In addition, in the short-term, the Company's prospects and performance as measured by its share price can be significantly affected upward or downward by commodity price movements and geopolitical factors over which the Company and its management have no control. Therefore, the Committee evaluates both quantitative and qualitative measures and external factors and may use discretion in recognizing performance achievements leading to value enhancement.

By design, the executive compensation can provide awards which vary with performance and produces an opportunity for earnings through performance over a longer term. The Company's objective in so doing is to provide a substantial percentage of total compensation of its executives through variable or "at-risk" compensation arrangements under the Annual Incentive Compensation Plan ("AICP"), the granting of stock options and through awards under the Long-Term Incentive Plan.

Internal Revenue Code Section 162(m)
------------------------------------
Section 162(m) of the Internal Revenue Code requires the establishments of performance-based standards for the deduction of certain compensation to any individual in excess of $1,000,000 per year. The stock options granted by the Committee under prior stockholder approved plans are exempt from this provision. No officer of the Company is expected to receive compensation in 1997 which will result in non-deductibility of such compensation expense to the Company. In order to retain flexibility, the Committee again elects to defer a decision to qualify the Annual Incentive Compensation Plan, the Long-Term Incentive Plan and stock option grants under Section 162(m) of the Internal Revenue Code.


Executive Compensation Actions for 1996

Salaries
--------
During 1996, The Committee reviewed and approved salaries for all employees with annual salaries of $200,000 or above except for the Chairman of the Board and the President in which cases the Committee recommends their salaries to the Board of Directors for consideration. In the December 9, 1996, meeting of the Board of Directors, the Bylaws of the Company were amended to provide an increase in the minimum level of the Committee's approval for salary actions. Subsequent to December 8, 1996, forward, the Committee reviews and approves salaries for all Executive Officers and all other employees whose salary is $250,000 or greater with the exception of the Chairman of the Board and the President in which cases the Committee recommends their salaries to the Board of Directors for consideration.

In the April 1996 meeting, the Committee utilized competitive salary data provided by independent third party compensation experts to determine whether the Committee would recommend to the Board of Directors that the Board of Directors consider a salary increase for Mr. Allen, Chairman of the Board. The Committee compared Mr. Allen's salary to those of other Chief Executive Officers in the petroleum industry, as well as Chief Executive Officers of companies of similar size outside the petroleum industry. The Committee determined that Mr. Allen's salary was competitive and therefore unanimously agreed that no recommendation would be made to the Board of Directors to increase Mr. Allen's salary in 1996. However, in order to recognize Mr. Allen's performance for the past year, his leadership in directing key strategic corporate decisions, his pivotal role in implementing both growth and cost containment strategies, and his contribution to the industry and to national public service, the Committee unanimously agreed to grant Mr. Allen an option for 125,000 shares of Phillips common stock. The grant made to Mr. Allen was made at the fair market value of the Company's stock on the date the grant was made.

During the January 1996 meeting, the Committee reviewed a presentation from an independent, third-party compensation consultant. On the basis of competitive data presented by the consultant, the Committee unanimously agreed to recommend to the Board of Directors that the salary of Mr. Mulva, the President and Chief Operating Officer be increased from $500,000 annually to $600,000 annually effective February 1, 1996. During the February meeting, the Committee also reviewed the competitive nature of the salaries of all other senior officers and unanimously approved competitive adjustments to those salaries.

In October 1996, the Committee reviewed salaries of all executives with an annual salary of $200,000 and above. This review was conducted in conjunction with the Company's annual merit salary evaluation. After reviewing the data, the Committee recommended to the Board of Directors that the salary for Mr. Mulva be adjusted from $600,000 to $612,000. The Committee also approved salary actions consistent with market trends for certain other executive officers. The salaries of Mr. Allen, Mr. Mulva, and other executive reporting officers are set forth in the Summary Compensation Table.

Annual Incentive Compensation Program
-------------------------------------
The Committee administers the Annual Incentive Compensation Plan ("AICP") which provides an opportunity for the award of annual bonuses. Under the AICP, a threshold of Company financial performance must be met before awards can be approved. For 1996, the minimum amount of cash flow generation, after adjustments for changes in working capital and other changes in long-term accounts that was required to activate this Plan, was $1.26 billion and the target amount for cash generation was $1.57 billion. In addition to the minimum cash threshold, the AICP contains objectives which the Committee establishes each year. For 1996, the Committee set three Companywide objectives: (i) total stockholder return for 1996 should exceed the median stockholder return of the oil industry peer companies, as listed in the Proxy Statement Performance Graph used by the Company to compare its stockholder return performance; (ii) safety performance should be better than pre-established targets measuring recordable injury rate; and (iii) cash flow generation from operating activities adjusted for working capital changes and other changes in long-term accounts should exceed $1.57 billion.

The Committee establishes targets each year for individual AICP awards based on a percentage of salary which varies according to the employee's job classification established under the Company's job evaluation system. The target awards are established using both internally generated data and data obtained from an independent, third-party consultant and are intended to provide competitive bonus opportunities if performance objectives are met. For 1996, the target percentages varied from 12 percent of salary for the beginning level of AICP eligibility to 65 percent of salary for the Chief Executive Officer. The target percentages are prorated to recognize changes in job grades during the year. The Committee is authorized under the terms of the AICP to approve individual awards from 0 percent to 200 percent of target for the award year.

Mr. Allen's and Mr. Mulva's AICP awards are based on overall corporate performance. Awards to all other AICP participants reflect the performance of the business unit or staff group with which they are related, as well as corporate performance. In February 1997, the Committee approved cash awards for SBU and staff units under the 1996 AICP ranging from 139 percent of target bonus to 198 percent of target bonus, based on a review of the Company's 1996 corporate and business unit or staff group performance.

In determining the amount of incentive compensation award to be paid to Mr. Allen and Mr. Mulva, the Committee determined that cash flow adjusted for working capital changes and other changes in long-term accounts exceeded the minimum threshold by $711 million. The results for 1996 exceeded the target by 25 percent and were 32 percent better than 1995. The Company's total return to stockholders exceeded 33 percent in 1996 and ranked second in the peer group. The Company's rate of recordable injuries, although slightly above the established target, made 1996 the safest year in the Company's history, exceeding the previous record set in 1995. Taking the above into consideration, it was the Committee's judgment to grant AICP awards to Mr. Allen and Mr. Mulva at the plan maximum which is 100 percent greater than the target amount. The amount of the awards for Mr. Allen and Mr. Mulva are set forth in the Summary Compensation Table found in this Proxy Statement.

Stock Options
-------------
It is the Committee's practice to consider the grant of stock options during January of each year. All grants to date have been made at the fair market value of the Company's stock on the date of the grant. The number of shares subject to options at the date of each grant is set using internally generated information and information from independent third party consultants to achieve option grants which approximate those granted by peer companies to persons in corresponding job positions. The number of shares subject to option grants varies based on job grade classification and salary. Grants in January 1996 ranged in estimated value from 35 percent of annual salary for the lowest level of eligibility to 200 percent of annual salary for the Chairman and Chief Executive Officer. It is also the Committee's practice to consider supplemental stock option grants in recognition of promotions during the year based on the same criteria used by the Committee in grants during January of each year.

For Mr. Allen, Mr. Mulva and the other Executive Officers, the stock option grants are set out in the Options/SAR Grants In Last Fiscal Year table.

Long-Term Incentive Program
---------------------------
The Committee administers the Long-Term Incentive Plan under the Omnibus Securities Plan approved by stockholders in 1993. Under the terms of this plan, each year the Committee establishes a three-year performance period. The plan contains a single performance measure which is the Company's total return to stockholders as compared to the total return to stockholders for the industry peer companies listed in the Proxy Statement Performance Graph. Before awards may be granted, the Company's total stockholder return must be above the bottom quartile of the industry peer companies.

In the January 1996 meeting, the Committee established the fourth performance period of the plan, which extends from January 1, 1996, through December 31, 1998. Target awards for Mr. Allen and the other Executive Officers are shown in the Long-Term Incentive Plan Awards In Last Fiscal Year table and were based on a percentage of salary varying according to job grade classification and the price of the Company's stock at the beginning of the performance period. The target levels approved by the Committee for Performance Period IV were established by the Committee using both internally generated information and competitive data provided by an independent, third-party consultant. Supplemental target awards, which are included in the target awards listed in the table, were approved in recognition of promotions during the year. Actual awards, if any, will be determined by the Committee at the end of the performance period based on the single measurement of the Company's relative total stockholder return as compared to the peer companies which the Company evaluates its stockholder return performance.

In 1994, the Committee established the second performance period of the Long-Term Incentive Plan ("LTIP II"). The Plan has a single performance measure which is total return to stockholders, compared with the total return to stockholders of the oil industry peer companies as listed in the Proxy Statement Performance Graph and used by the Company to compare its shareholder return performance. The LTIP II performance period covered three years from 1994 through 1996.

In 1994, the Committee established a target award for each individual based on a percentage of salary varying according to job grade classification and price of Company stock at the beginning of the performance period. Under the terms of the Long-Term Incentive Plan, no award can be granted unless the Company's total return to stockholders is greater than the total return to stockholders of the bottom quartile of the eight oil industry peer companies. The Committee determined that the Company's total return to stockholders for the three-year period was above the total return to stockholders of the companies in the bottom quartile of the peer group. The Committee further determined that the Company's total return to stockholders was 68.8 percent for the three-year period, which exceeded the total return to stockholders for each of the companies in the oil industry peer group comprising the bottom quartile. The Committee also determined that the Company's total return to stockholders for the three-year period exceeded the average total return to stockholders of the peer group by
6.7 percent. The 68.8 percent total return to stockholders placed the Company in the fifth of nine positions in the oil industry peer group including the Company. On the basis of the above performance, the Committee granted awards equal to 125 percent of the target amounts set in 1994 as adjusted for promotions, if any occurred, during the three-year performance period.

The value of the awards for LTIP II, which are settled in restricted stock for active employees, is set forth on the line for 1996 in the Summary Compensation Table found in this Proxy Statement.

THE COMPENSATION COMMITTEE

Larry D. Horner, Chairman
Norman R. Augustine
George B. Beitzel
Randall L. Tobias
Victoria J. Tschinkel

                                PERFORMANCE GRAPH

The following graph shows the Company's total return to stockholders compared with the S&P 500 Index and a peer group of eight integrated oil companies over the five-year period from December 31, 1991, through December 31, 1996.


          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN* Among Phillips Petroleum, S&P 500 Index, and Peer Group Index**

     225|------------------------------------------------------------------|
        |  *  Total return assumes dividend reinvestment             *     |
        | **  Amoco, Chevron, Exxon, Mobil, Texaco                         |
        |     Amerada Hess, ARCO, Unocal                                   |
        |                                                            &     |
     200|------------------------------------------------------------#-----|
        |                                                                  |
        |                                                                  |
        |                                                                  |
        |                                                                  |
     175|------------------------------------------------------------------|
        |                                                                  |
        |                                              *&#                 |
        |                                                                  |
  D     |                                     *                            |
  O  150|------------------------------------------------------------------|
  L     |                                                                  |
  L     |                                                                  |
  A     |                                                                  |
  R     |                        *                                         |
  S  125|-------------------------------------#----------------------------|
        |                        &#           &                            |
        |                                                                  |
        |               *&                                                 |
        |               #                                                  |
     100|---*&#------------------------------------------------------------|
        |                             Assumes $100 invested on 12/31/91 in |
        |                             Phillips Common Stock, S&P 500 Index |
        |                             and Peer Group Index.                |
        |                                                                  |
      75|----|----------|---------|-----------|-----------|-----------|----|
            1991      1992      1993        1994         1995        1996



   *=Phillips Petroleum (1)    &=S&P 500 Index (2)    #=Peer Group Index** (3)

------------------------------------------------------------------------------------------------------------------------------------
                                    1992                1993                1994                 1995                 1996
                                    ----                ----                ----                 ----                 ----
  (1) PHILLIPS PETROLEUM            $ 110               131                 153                  166                  221
------------------------------------------------------------------------------------------------------------------------------------
  (2) S&P 500 INDEX                   108               119                 120                  165                  203
------------------------------------------------------------------------------------------------------------------------------------
  (3) PEER GROUP INDEX                105               119                 125                  163                  201
------------------------------------------------------------------------------------------------------------------------------------

                            TERMINATION OF EMPLOYMENT
                                       AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

The Work Force Stabilization Plan authorized on April 26, 1988, provides that all employees of the Company, including executive officers, who are laid off (as defined in the plan) within two years following a change of control of the Company will be entitled to severance benefits equal to four weeks' pay for each year of service, subject to a maximum of 104 weeks. "Pay" is determined by adding the employee's current base salary, regularly scheduled overtime pay and most recent Annual Incentive Compensation Plan award (or target award, if greater).

Company-sponsored medical, dental and life insurance programs would be continued for affected employees. The period of time which severance benefits cover would be added to service for purposes of retirement plan calculations, and all affected employees would be immediately vested. In addition, affected employees would be entitled to require the Company to purchase their principal residences under a formula-pricing arrangement intended to protect them from loss of value, and would be entitled to reimbursement of legal expenses incurred in connection with any claim for benefits under the plan.

A change of control would take place if there is either (i) an acquisition (other than directly from the Company) of 20 percent or more of the beneficial interest in the Company's voting stock by a party other than the Company, a subsidiary or a Company-sponsored benefit plan, or (ii) a change in the Board of Directors as a result of which the current directors (together with the successors which they nominate or approve for nomination) cease to be a majority of the Board.

                                  PENSION PLAN

The Retirement Income Plan, in which all active eligible employees (including executive officers) participate, does not require participant contributions. Benefits are computed in accordance with several formulas. Officers, including executive officers, generally receive benefits under a final average earnings formula. Benefits are based on length of service, a participant's annual salary and awards paid under the Annual Incentive Compensation Plan. Normal retirement age is 65. A participant may retire as early as age 55 and receive a reduced benefit. Benefits for a retiring employee are paid in the form of a straight-life annuity or one of several other forms of equivalent actuarial value.

The Pension Plan Table shows the maximum estimated straight-life annual benefits payable at normal retirement age to employees in the higher salary classifications, prior to reductions required by the plan for Social Security benefits.

                               PENSION PLAN TABLE

Estimated Annual Retirement Benefits Under Final Average Earnings Formula (1)(2)

                                                           Years of Credited Service
  Annual Average of Highest 3                                 At Normal Retirement
  Consecutive Calendar Years       -------------------------------------------------------------------------------------------------
 Salary and AICP Awards in 10
Years Preceding Retirement (3)         20             25                30               35               40             45
------------------------------------------------------------------------------------------------------------------------------------
      $  450,000                    144,000        180,000           216,000          252,000           288,000        324,000
         650,000                    208,000        260,000           312,000          364,000           416,000        468,000
         850,000                    272,000        340,000           408,000          476,000           544,000        612,000
       1,150,000                    368,000        460,000           552,000          644,000           736,000        828,000
       1,450,000                    464,000        580,000           696,000          812,000           928,000      1,044,000
       1,750,000                    560,000        700,000           840,000          980,000         1,120,000      1,260,000
       2,050,000                    656,000        820,000           984,000        1,148,000         1,312,000      1,476,000
       2,350,000                    752,000        940,000         1,128,000        1,316,000         1,504,000      1,692,000

(1) As required by the Internal Revenue Code of 1986, as amended, the retirement plan may not provide annual benefits exceeding a maximum amount, or include in benefit computations, compensation in excess of the amount specified in the Internal Revenue Code. Also, participation in the Company's AICP deferral program and voluntary salary reduction program may cause a reduction in retirement plan benefits. Additional amounts, if required to provide the total benefits indicated in the table, would be made by supplemental Company payments. The Company also maintains, as a recruiting tool, a supplemental plan under which officers and other executives who are hired during mid-career may receive retirement income in excess of that which their shorter Credited Service would provide under the retirement plan. However, total benefits under this supplemental plan and the retirement plan will not exceed benefits obtainable under the retirement plan by a full career employee at similar salary levels. These supplemental benefits have been partially pre-funded by the Company in a special trust designated for this purpose.
(2) With respect to the executive officers named in the Summary Compensation Table, their years of credited service as of February 28, 1997, for retirement purposes are: W. W. Allen, 37 years; C. L. Bowerman, 35 years;
    T. C. Morris, 31 years; J. J. Mulva, 25 years; and J. B. Whitworth,
    31 years. See the Summary Compensation Table for their current covered compensation.
(3) AICP Awards are shown under the heading "Bonus" in the Summary Compensation Table.

                           PROPOSAL 1 - BY THE COMPANY

The Board of Directors unanimously recommends a vote FOR adoption of the following resolution, which will be presented at the meeting:

     ---------------------------------------------------------------------
RESOLVED, that the Board of Directors' designation of Ernst & Young LLP to serve as the independent auditors to audit the books, records and accounts of the Company for the 1997 fiscal year be and hereby is approved.
     ----------------------------------------------------------------------


Upon the recommendation of the Audit Committee, the Board of Directors has designated Ernst & Young LLP for the purpose stated above and, in accordance with the Bylaws of the Company, has directed that a vote of stockholders be taken to determine their approval or disapproval.

As provided in the Company's Bylaws, in the event of stockholder disapproval, the Board must then determine whether to replace the independent auditors before the end of the current year and shall designate other independent auditors for the following year.

Ernst & Young LLP, which has served as the Company's independent auditors since 1949, is familiar with the Company's operations, accounting policies and procedures and is, in the Company's opinion, well-qualified to act in this capacity. Representatives of Ernst & Young LLP will be present at the meeting to make any statement they desire and to answer questions directed to them.


                                  OTHER MATTERS

The Company knows of no matters to be presented at the meeting other than those included in the Notice preceding this Proxy Statement. If other matters should come before the meeting which require a stockholder vote, it is intended that the proxy holders will use their own discretion in voting on such other matters.



DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 1998 Annual Meeting must be received at the Company's executive offices in Bartlesville, Oklahoma, no later than December 1, 1997, for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                             By Order of the Board of Directors,



                                         /s/ Dale J. Billam

                                             Dale J. Billam
                                             Secretary

Bartlesville, Oklahoma 74004
March 28, 1997

-----------------------------------------------------------------------------
Stockholders are encouraged to keep their account address up to date and promptly deposit their dividend checks to avoid surrender of these funds and related stock to their respective states under unclaimed property laws.
-----------------------------------------------------------------------------

                     APPENDIX - FORM OF PROXY
                                                        Definitive Copy

                            PHILLIPS' Shield


PROXY                                                            PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      PHILLIPS PETROLEUM COMPANY

                      Annual Meeting May 12, 1997


The undersigned hereby appoints W. ALLEN, G. BEITZEL and J. EDWARDS as proxy holders with power of substitution, or, if all do not act on a matter, those who do act, to vote all stock which the undersigned could vote at the Company's annual stockholders' meeting to be held at the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on May 12, 1997, at 10 a.m., and at any adjournment thereof, in the manner stated herein as to the following matters and in their discretion on any other matters that come before the meeting, all as described in the Notice and Proxy Statement.


                 This Proxy is Continued on the Reverse Side
             Please Sign on the Reverse Side and Return Promptly


                         ^ FOLD AND DETACH HERE ^

This Proxy will be voted or not voted as you direct below. In the absence of such direction, it will be voted FOR Directors, and FOR Proposal 1.


                                                  Please mark
                                                 your votes as  [X]
                                                 indicated in
                                                 this example


Company recommends a vote FOR: ELECTION OF DIRECTORS: Nominees: W. Allen,
N. Augustine, G. Beitzel, D. Boren, C. Bowerman, R. Chappell, Jr.,
L. Eagleburger, J. Edwards, L. Horner, J. Mulva, R. Tobias, V. Tschinkel and K. Turner.

   VOTE FOR          VOTE WITHHELD       *To withhold authority to vote for
   all nominees      for all nominees     any nominee write that nominee's
   listed above*     listed above         name on the space below.

     [ ]                [ ]               ---------------------------------



Company recommends a vote FOR:
Proposal 1 to approve the
designation of the independent
auditors, Ernst & Young LLP.

 FOR       AGAINST      ABSTAIN

 [ ]         [ ]          [ ]


                                                I PLAN TO ATTEND THE [ ]
                                                   ANNUAL MEETING


Please mark, date, sign and return this proxy card promptly. To vote in accordance with the Company's recommendations no boxes need be checked.


Dated:______________________, 1997

__________________________________

__________________________________

  Signature(s) of Stockholder(s)

Your signature(s) on this proxy form should be exactly the same as the name(s) imprinted hereon. Persons signing as executors, administrators, trustees, or in similar capabilities, should so indicate.


                         ^ FOLD AND DETACH HERE ^